EXHIBIT 21
Subsidiaries of McCormick
The following is a listing of Subsidiaries of McCormick including the name under which they do business and their jurisdictions of incorporation. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of November 30, 2021.

Company Name	Jurisdiction of Incorporation
Billy Bee Honey Products Company	Canada
Botanical Food Company Pty. Ltd.	Australia
Botanical Food Company, Inc.	Delaware, U.S.
Brand Aromatics, Inc	New Jersey, U.S.
CFCFlavor Holdings SA DE C.V.	Mexico
The Cholula Food Company LLC	Delaware, U.S.
Drogheria E Alimentari SPA	Italy
Enrico Giotti SPA	Italy
FONA International, LLC	Illinois, U.S.
The French's Food Company LLC	Delaware, U.S.
The French's Food Company, Inc.	Canada
Kohinoor Speciality Foods India Private Limited	India
La Cie McCormick Canada Co.	Canada
McCormick (Guangzhou) Food Company Limited	People’s Republic of China
McCormick (U.K.) Ltd.	Scotland
McCormick Cyprus Limited	Cyprus
McCormick de Centro America, S.A. de C.V.	El Salvador
McCormick Europe, Ltd.	United Kingdom
McCormick Foods Australia Pty. Ltd.	Australia
McCormick France Holdings S.A.S.	France
McCormick France, S.A.S.	France
McCormick Global Ingredients Limited	Cayman
McCormick Holding Company Inc.	Delaware, U.S.
McCormick Ingredients Southeast Asia Private Limited	Republic of Singapore
McCormick International Holdings Unlimited.	United Kingdom
McCormick Italy Holdings S.R.L.	Italy
McCormick Pesa, S.A. de C.V.	Mexico
McCormick Polska S.A.	Poland
McCormick South Africa Pty Limited	South Africa
McCormick Switzerland GmbH	Switzerland
McCormick (Wuhan) Food Company Limited	People’s Republic of China
Mojave Foods Corporation	Maryland, U.S.
Shanghai McCormick Foods Company Limited	People’s Republic of China
Simply Asia Foods LLC.	Delaware, U.S.
One World Foods, Inc.	Delaware, U.S.
Wooden Cap, Inc.	Delaware, U.S.
Zatarain’s Brands, Inc.	Delaware, U.S.